UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): June 11, 2008

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2008, the Compensation Committee of the Board of Directors of Ariba, Inc. (“Ariba”) approved amendments to the Severance Agreements that Ariba previously entered into with James W. Frankola, its Executive Vice President and Chief Financial Officer, and Kevin S. Costello, its President, and the Employment Agreement that Ariba previously entered into with Kent L. Parker, its Chief Operating Officer.

The existing agreements provide for a cash severance payment equal to a multiple of each officer’s base salary plus target bonus if his employment is actually or constructively terminated within 12 months after a change in control. The multiple is 200% for Mr. Frankola, 250% for Mr. Costello and 150% for Mr. Parker. In addition, each officer’s outstanding equity awards vest in full under these circumstances. The existing agreements further provide for a cash severance payment equal to 100% of each officer’s base salary plus target bonus if his employment is actually (or, in the case of Messrs. Frankola and Costello, constructively) terminated at any other time. Under these circumstances, the officers also receive an additional 12 months of vesting credit applicable to all outstanding equity awards. The foregoing provisions of the existing agreements remain unchanged.

The amendments are effective as of June 11, 2008. Pursuant to the amendments, Messrs. Frankola, Costello and Parker will be reimbursed, on a tax-adjusted basis, for the excise tax on all excess parachute payments in the event of a change in control transaction that occurs on or after October 1, 2008, provided the parachute payments exceed 330% of each individual’s average annual compensation from Ariba for the last five completed calendar years (or for such shorter time as the individual was employed by Ariba). If an individual’s parachute payments are between 300% and 330% of his average annual compensation, the parachute payments will be reduced to an amount just below 300%. If an individual’s parachute payments are below 300% of his average annual compensation, the excise tax does not apply. Prior to the amendments, Messrs. Frankola, Costello and Parker would have been reimbursed for the excise tax only to the extent that the tax was attributable to their cash severance payments, without regard to the value of having the vesting of their equity awards accelerated.

The amendments also provide for continuation of health care benefits if there is a covered termination for these individuals. Ariba will pay the employer portion of COBRA premiums for the officer and, if applicable, his dependents for a period equal to the period used to calculate severance pay or for 18 months, whichever is less. The health care benefits cease in any event when the officer receives equivalent health insurance coverage from a new employer.

The description herein of the amendments to the Severance Agreements and Employment Agreement is qualified in its entirety by reference to the full text of these amendments, copies of which will be filed, subsequent to the execution and delivery of the amendments, as exhibits to Ariba’s periodic report on Form 10-Q for the quarter ending June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: June 16, 2008	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer